Exhibit 10.1

ENERGY FOCUS

July 12, 2007

Nicholas Berchtold
7372 Holzhauer Rd.
Sagamore Hills, OH 44067

Dear Nicholas,

This will confirm our offer of employment to join Energy Focus, Inc. in the position of CFO &Vice President of Finance in our corporate headquarters. Employment start date is TBD as mutually agreed contingent on a successful background check completion.

Your rate of pay will be $175,000 salary per annum plus a performance bonus estimated at 20% of salary. The salary will be paid semimonthly on the 15th and the last day of each moth.

As with all of us at Energy Focus, employment at Energy Focus is “at will” which means that either party may terminate the relationship at any time for any reason.

Energy Focus’ employee benefit package includes medical, dental, and vision, which are paid in part by Energy Focus. You will be eligible for these the first day of employment. After an initial waiting period of six months, you will be eligible to participate in our 401(k) plan. In addition, all employees are eligible to participate in the employee stock purchase plan.

In addition, I will recommend to the Board of Directors that you be granted 25,000 stock options, vesting over four years, to purchase Energy Focus common stock through our Incentive Stock Option Plan.

Nicholas, we look forward to having you become a member of our team.

Please indicate your acceptance by signing below and return the original copy to Nancy Guzay in the envelope provided.

Sincerely,

/s/ Eric Hilliard

Eric Hilliard
Chief operating Officer	Accepted By:	/s/ Nicholas Berchtold
Nicholas Berchtold

*	You will be afforded 3 weeks of vacation per year.